Exhibit 99.7

2015 AMENDMENT

TO

SEVERANCE AGREEMENT

This 2015 AMENDMENT TO SEVERANCE AGREEMENT (the “Amendment”) is entered into this 27th day of April, 2015, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and JACK E. GOLSEN, an individual (the “Executive”), and amends that certain Severance Agreement, dated January 17, 1989, as amended (the “Agreement”).

WHEREAS, the Company and the Executive desire to amend Subsection 2.2(a) of the Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree to amend the Agreement as follows:

1. Amendment to Subsection 2.2(a). Subsection 2.2(a) of the Agreement is hereby amended in its entirety to read as follows:

“(a)	individuals who, as of April 1, 2015, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to April 1, 2015, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, or other actual or threatened solicitation of proxies by or on behalf of individual, entity or group other than the Board) shall be deemed to be, for purposes of this Agreement, a member of the Incumbent Board; or”

2. Amendment to Section 10. Section 10 of the Agreement is hereby amended by adding at the end thereof a new Subsection 10.6 which reads as follows:

“10.6

280G Parachute Payments. In the event that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments”’ within the meaning of Section 280G of the Code (“Parachute Payments”), and will be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Executive’s Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, “Cutback Benefits”). The Parachute Payment reduction contemplated by the preceding sentence, if applicable, shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Parachute Payment and then reducing the Parachute Payment in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such Parachute Payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Parachute Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Parachute Payment.”

3. Continuing Effect. The Agreement is amended and modified only to the extent specifically amended or modified by this Amendment and none of the other terms or provisions of the Agreement are amended or modified by this Amendment. The Agreement, as amended and modified by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement is executed effective as of the 27th day of April, 2015.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby, Executive Vice President

(the “Company”)

/s/ Jack E. Golsen
JACK E. GOLSEN, an individual

(the “Executive”)

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